Exhibit 99.1

Atlantic Southern Financial Group, Inc. Announces Closing of its
Offering of Common Stock

MACON, Ga., June 12, 2006 —Atlantic Southern Financial Group, Inc. (OTC Bulletin Board: ASFN) announced today that it completed its public offering of common stock at a price of $30.00 per share. The Company sold 700,000 shares in the offering on a best efforts basis.

Total net proceeds to the Company from the offering, after deducting estimated offering expenses, are approximately $20.8 million. The Company intends to use the net proceeds to fund future growth, including, among other things, opening new de novo branches, purchasing additional land in south Macon, funding future loan demand in existing and new markets, and ensuring sufficient risk-based capital and liquidity for our continued growth. The Company intends to use any remaining net proceeds for general corporate purposes.

A registration statement relating to these shares of common stock has been filed with and declared effective by the Securities and Exchange Commission. The offering of securities of the Company is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates four banking locations in the middle Georgia markets of Macon and Warner Robins and one banking location in the Savannah market. The company specializes in commercial real estate and small-business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Risk Factors” in Atlantic Southern Financial Group, Inc.’s registration statement filed on Form S-1 (File No. 333-131155) with the Securities and Exchange Commission.